Exhibit 5.1

February 13, 2009

Board of Directors HearUSA, Inc. 1250 Northpoint Parkway West Palm Beach, Florida 33407

Gentlemen:

We have acted as special counsel to HearUSA, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 6,400,000 shares (the “Shares”) of the Company’s common stock, par value $.10 per share, to be offered by the selling stockholder named in the Registration Statement from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act. The Shares represent shares of common stock issued on December 23, 2008 pursuant to a Stock Purchase Agreement (“Purchase Agreement”) entered into with the selling stockholder.

In connection herewith, we have examined:

(1)	the Restated Certificate of Incorporation of the Company, as amended through June 18, 2004;
(2)	the Amended and Restated By-Laws of the Company dated May 9, 2005;
(3)	the Purchase Agreement; and
(4)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company and of the selling stockholder named in the Registration Statement, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as

Board of Directors

February 13, 2009

copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP